UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

PHARMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33380	87-0792558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2011, the Board of Directors of PharMerica Corporation (the “Corporation”) granted awards of Restricted Stock Units (“RSUs”) under the PharMerica Corporation 2007 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) to the Corporation’s named executive officers as set forth below as an additional incentive and retention component to the recipients’ compensation packages. The following table sets forth the amounts of the RSU awards.

Named Executive Officer	Title	Amount of RSUs
Thomas A. Caneris	Senior Vice President, General Counsel and Secretary	8,237

Robert A. McKay	Senior Vice President of Purchasing and Trade Relations	7,029

The RSUs vest 66.66% on the second anniversary of the grant date and 33.33% on the third anniversary of the grant date, will be paid in shares of the Corporation’s common stock (net of required tax withholdings), and will receive dividend equivalents (if any) during the vesting period in the form of additional RSUs. The unvested portion of RSUs will generally be forfeited upon termination of employment, except that vesting will be accelerated in the case of death or disability and vesting will be pro-rata in the case of involuntary termination without cause or voluntary resignation for good reason. In the case of a change in control, if the RSUs are not assumed or replaced they will vest in full, and if they are assumed or replaced, vesting will be accelerated if the recipient is terminated without cause during the 12 month period following the change in control. The RSU awards were made pursuant to Restricted Stock Unit Award Agreements with each recipient on the terms described in this Current Report.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the form of Restricted Stock Unit Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: March 31, 2011	By:	/s/ Thomas Caneris
Thomas Caneris

Senior Vice President, General Counsel and Secretary